Exhibit 10.28

ASSIGNMENT AND ASSUMPTION OF CONTRACTS AND CONTRACT RIGHTS

THIS ASSIGNMENT AND ASSUMPTION OF CONTRACTS AND CONTRACT RIGHTS (this "Agreement"), dated December 21, 2020 ("Effective Date"), is made by and between Sunup Holdings Limited, a company incorporated in Hong Kong with its address at Suit 701 Siu On Center, 188 Lockhart Road, Wanchai, Hong Kong ("Assignee"), and SWIS Co., Limited, a Delaware corporation with its address at #3201 CTP Beonyeonggwan, 136, Jiksan-ro Cheonan-is, South Korea ("Assignor").

RECITAL

A.	Assignor and Assignee are associated companies. Assignor and Assignee are working together on deploying the natural light catalyst air-purifier using the nano-coating plates where the Assignee has the right to manufacture and distribute while the Assignor is the owner of the technology knowhow.

B.	Assignor and Assignee has agreed for Assignor has signed development contracts with Hopic Co., Ltd (“Hopic”) for a new design and product then named on behalf of Assignee. The assignment arrangement was made as Hopic did not want to transact and to deal with overseas entity other than the Assignor due to the language issues and the travel restrictions during the pandemic. As the Assignee has the manufacturing and distribution rights to the air filters business using the nano-coating technology, it requested Assignor to continue to negotiate with Hopic to secure the design and product rights for .

C.	The Assignor and Hopic entered into a business cooperation agreement, investment agreement, development agreement and product specification agreement all on 11 November 2020 (collectively referred herein as “Assigned Contracts”) which the Assignee has approved such agreements.

D.	The Assignor and Assignee agreed to reassign certain rights and obligations under the Assigned Contracts pursuant to the terms and conditions set out in this Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the premises and other good and valuable consideration, Assignor agrees, among other things, to assign its rights, obligations and benefits under the Assigned Contracts and Assignee agrees to assume said Assigned Contracts (and the rights, obligations and benefits thereunder), pursuant to the terms and provisions of this Agreement as set forth below.

ARTICLE 1

ASSIGNMENT

1.1	DEFINED TERMS. All terms used shall have the meaning as set forth below:

“Effective Date” means the date the Assigned Contracts.

1.2	ASSIGNMENT OF CONTRACTS. Assignor hereby conveys, assigns, transfers, delivers and sets over unto Assignee, and its successors and assigns, all right, title, and interest of Assignor in, to and under the Assigned Contracts, including without limitation, any and all present and continuing rights (i) to make claim for, collect, receive and receipt for any of the designs and development of the products and any sums of money payable or receivable thereunder, including the fees for design, development, and other associated fees set out in the Assigned Contracts accruing after the Effective Date, (ii) to do any and all things which Assignor is or may become obligated to do under the Assigned Contracts, and (iii) to bring actions and proceedings under the Assigned Contracts or for the enforcement thereof and to otherwise exercise all remedies under the Assigned Contracts; TO HAVE AND TO HOLD the Assigned Contracts unto Assignee, and its successors and assigns forever, together with all and singular the rights and appurtenances belonging or pertaining thereto.

1.3	ASSIGNEE ASSUMPTION OF OBLIGATIONS. Assignee hereby accepts the foregoing assignment of the Assigned Contracts, and hereby assumes and agrees to fulfill, perform and discharge all the various liabilities, obligations, duties, covenants and agreements under or with respect to or in any way arising out of or relating to the Assigned Contracts from and after the Effective Date.

For avoidance of doubt, the Assignee and the Assignor agree the following provisions in the Assigned Contracts:-

a)	Assignee shall pay all the costs and fees estimated to be KW800 million in the Assigned Contracts;

b)	Assignee owns the product design for the new air filter;

c)	Assignee owns all intellectual property rights and the product designs for the new air filter named (formerly referred to as ) including but not limited to design registration, PCT, and trademark registration worldwide. The maintenance of the intellectual property rights shall be the responsibility of Assignee;

d)	Assignee owns the global distribution rights on the products developed by Hopic under this agreement;

e)	The products to be developed using the investment funds paid by the Assignee include units for each model of the prototype. The two models are Portable Air-Sterilizer-Purifier and the Small-Medium size light type air sterilizer purifier;

f)	Assignee’s only obligation and liability to the Assignor in respect to the Assigned Contracts is limited to the payment of KW800 million; and

g)	Assignor shall be responsible and pay for any losses or damages to the Assignee and Hopic if there are any defects or problems in developing the natural light catalyst filter technology as set out in Clause 5 of Article 6 (Obligations) in the Business Cooperation Agreement.

1.4	RELATED DOCUMENTS. This Agreement is not intended and shall not be deemed to amend, modify or supersede the terms of, or the obligations of those parties to, the Assigned Contracts.

1.5	SUBSEQUENT ACTIONS. Assignor hereby covenants to and with Assignee, its successors and assigns, to execute and deliver to Assignee, its successors and assigns, (i) all such other and further instruments of assignment and transfer, and all such notices, releases, and other documents, that would more fully and specifically assign and transfer to and vest in Assignee, its successors and assigns, the rights of Assignor in and to the Assigned Contracts hereby assigned and transferred, or intended to be assigned and transferred, and (ii) all such other documents, notices, financial information, ownership rights to the design and products and other documents and information that would more fully and specifically enable Assignee to receive the benefits from the Assigned Contracts. Assignor further covenants and agree to cooperate as reasonably requested by Assignee in connection with this Agreement, the administration of the Assigned Contracts and the ability of Assignee to receive the benefits of the Assigned Contracts.

ARTICLE 2

REPRESENTATIONS, WARRANTIES AND COVENANTS

2.1	REPRESENTATIONS AND WARRANTIES REGARDING ASSIGNED CONTRACTS.

a)	Assignor is duly formed or organized and validly existing under the laws of its state of organization, and has the power and authority to execute, deliver and perform its obligations hereunder, all of which has been duly authorized by all necessary corporate action on the part of Assignor's. This Agreement has been duly and validly executed and delivered by Assignor.

b)	Assignor owns the Assigned Contracts free and clear of any lien, security interest, charge or encumbrance as of the date hereof.

c)	Assignee is duly formed or organized and validly existing under the laws of the state of its organization and has the power and authority to execute, deliver and perform its obligations hereunder, all of which has been duly authorized by all necessary corporate action on its part. This Agreement has been duly and validly executed and delivered by Assignee.

d)	COVENANTS REGARDING CONTRACT RIGHTS. Assignor agrees to immediately to direct payment of all of the fees accruing in the Assigned Contracts after the Effective Date hereof to Assignee at such address or in accordance with such other instructions as Assignee shall request from time to time. In the event that Assignor makes payment of any of the fees accruing after the Effective Date hereof, Assignee shall reimburse the same to the Assignor. Upon the request of Assignee, Assignor will immediately make a full and complete accounting of all such amounts so paid.

ARTICLE 3

MISCELLANEOUS

3.1	GOVERNING LAW. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF ASSIGNOR AND ASSIGNEE HEREUNDER SHALL BE GOVERNED BY AND INTERPRETED IN ACCORDANCE WITH THE LAWS OF SOUTH AUSTRALIA WITHOUT GIVING EFFECT TO PRINCIPLES THEREOF RELATING TO CONFLICTS OF LAW RULES THAT WOULD DIRECT APPLICATION OF THE LAWS OF ANOTHER JURISDICTION.

3.2	BINDING EFFECT. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their successors and assigns.

3.3	MULTIPLE ORIGINALS. This Agreement may be executed in two originals, each of which shall be deemed an original, but both of which shall constitute one and the same instrument.

[SIGNATURE PAGE TO FOLLOW]

IN WITNESS WHEREOF, Assignor and Assignee have executed this Agreement to be effective as of the day and year first above written.

SIGNED BY the Assignor by its director	)
Jeunggeun Kim	) /s/ Jeunggeun Kim
(Holder of No.	)
in the presence of :	)

SIGNED BY the Assignee by its director	)
Con Unerkov	) /s/ Con Unerkov
(Holder of No.	)
in the presence of :	)